UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRAFFIX, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRAFFIX, INC.
One Blue Hill Plaza
Pearl River, NY 10965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 28, 2007

The Annual Meeting of Stockholders of Traffix, Inc. (the “Company”) will be held at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, on August 28, 2007 at 9:30 a.m. local time, to consider and act upon the following matters:

1. To elect five directors to serve for the ensuing year.

2. To ratify the selection by the Board of Directors of Goldstein Golub Kessler LLP as the Company’s independent auditors for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on July 16, 2007 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors

Andrew Stollman
Secretary

Pearl River, New York
July 20, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE,
DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF
YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME
BEFORE THE AUTHORITY GRANTED THEREIN
IS EXERCISED.

TRAFFIX, INC.
One Blue Hill Plaza
Pearl River, NY 10965

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 28, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Traffix, Inc. (the “Company”) for use at its Annual Meeting of Stockholders, to be held on August 28, 2007 at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, at 9:30 a.m. local time, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

All proxies will be voted in accordance with a stockholder’s instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting.

We intend to mail this Proxy Statement to stockholders on or about July 20, 2007, to be accompanied by our Annual Report to Stockholders for the fiscal year ended November 30, 2006.

Voting Securities and Votes Required

At the close of business on July 16, 2007, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 15,048,604 shares of our Common Stock. Stockholders are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of Goldstein Golub Kessler LLP as our independent auditors for the current fiscal year. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of July 16, 2007, based upon information obtained from the persons named below, regarding beneficial ownership of our Common Stock by (i) each current director and nominee for director of our Company, (ii) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, (iii) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock and (iv) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Jeffrey L. Schwartz	2,066,885	(3)	13.73%
Andrew Stollman	1,290,382	(4)	8.58
Dimensional Fund Advisors, L.P.	1,081,186	(5)	7.18
(f/k/a Dimentional Fund Advisors, Inc.) 1299 Ocean Avenue 11th Floor Santa Monica, CA 92651
Al Frank Asset Management, Inc.	890,669	(6)	5.92
32392 Coast Highway, Suite 260 Laguna Beach, CA, 92651
Richard Wentworth	85,000	(7)	*
Lawrence Burstein	138,750	(8)	*
1270 Avenue of the Americas 20th Floor New York, NY 10016
Mark Gutterman	95,000	(9)	*
115 Broadway 2nd Floor New York, NY 10006
Robert Machinist	76,250	(10)	*
825 Third Avenue 31st Floor New York, NY 10022
Daniel Harvey	40,000	(11)	*
All executive officers and directors as a group (7 persons)	3,792,267	(12)	25.20%

*	Less than 1% of our outstanding shares.
(1)	Unless otherwise provided, such person's address is c/o Traffix, Inc., One Blue Hill Plaza, Pearl River, New York 10965.
(2)	The number of shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission (the “Commission”). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within

60 days after July 16, 2007. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)	Includes 490,000 shares of Common Stock issuable upon the exercise of options held by Mr. Schwartz.
(4)	Includes 635,000 shares of Common Stock issuable upon the exercise of options held by Mr. Stollman.
(5)	All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 9, 2007.
(6)	Possesses sole voting power with respect to 576,278.60 of such shares and sole dispositive power with respect to all of such shares. All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G filed on January 30, 2007.
(7)	Represents shares of Common Stock issuable upon the exercise of options held by Mr. Wentworth.
(8)	Includes 7,500 shares of Common Stock and 131,250 shares of Common Stock issuable upon the exercise of options held by Mr. Burstein.
(9)	Includes 7,500 shares of Common Stock and 87,500 shares of Common Stock issuable upon the exercise of options held by Mr. Gutterman.
(10)	Includes 7,500 shares of Common Stock and 68,750 shares of Common Stock issuable upon the exercise of options held by Mr. Machinist.
(11)	Represents shares of Common Stock issuable upon the exercise of options held by Mr. Harvey.
(12)	Includes 1,537,500 shares of Common Stock issuable upon the exercise of options held by our executive officers and directors. See footnotes (3) and (4) and (7) through (11), above.

ELECTION OF DIRECTORS
(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name and age, position with us, principal occupation and business experience during at least the past five years and the date of the commencement of each director’s term as a director.

Set forth below are the directors and executive officers of our Company, their respective names and ages, positions with our Company, principal occupations and business experiences during at least the past five years and the dates of the commencement of each individual's term as a director and/or officer.

Name	Age	Position	Board Committee Membership
Jeffrey L. Schwartz	58	Chairman of the Board and Chief Executive Officer	—
Andrew Stollman	42	President, Secretary and Director	—
Lawrence Burstein	64	Director	Audit, Compensation (Chairman) and Nominating and Corporate Governance
Mark Gutterman	52	Director	Audit (Chairman), Compensation and Nominating and Corporate Governance
Robert B. Machinist	54	Director	Audit and Nominating and Corporate Governance (Chairman)

Jeffrey L. Schwartz has been our Chairman and Chief Executive Officer since January 1995, Secretary/ Treasurer from September 1993 to December 1994 and a director since our inception in 1993. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a director of Jami Marketing Services, Inc., a list brokerage and list management consulting firm, Jami Data Services, Inc., a database management consulting firm, and Jami Direct, Inc., a direct mail graphic and creative design firm (collectively, the “Jami Companies”). The Jami Companies were sold by the principals thereof in May 1998.

Andrew Stollman has been our President since November 21, 2002, Chief Operating Officer from January 1, 2001 to November 21, 2002, and Secretary and a director of our Company since January 1995. From February 2000 until January 2001, Mr. Stollman was also our Executive Vice President and from January 1995 until February 2000, he was Senior Vice President. Mr. Stollman was our President from September 1993 to December 1994.

Lawrence Burstein has been a director since April 1999. Since March 1996, Mr. Burstein has been Chairman of the Board and a principal shareholder of Unity Venture Capital Associates, Ltd., a private venture capital firm. For approximately ten years prior thereto, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is a director of several companies, being, respectively, THQ, Inc., engaged in the development and marketing of games for Sony, Microsoft and Nintendo; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other disposable products, principally for the neonatal market; I.D. Systems Inc., engaged in the design, development and production of a wireless monitoring and tracking system which uses radio frequency technology;

Millennium India Acquisition Corp., a public acquisition vehicle engaged in searching for an acquisition in India; and American Telecom Systems, Inc., engaged in the development and marketing of convergent telecommunication services.

Mark Gutterman was appointed a director in November 2003. He had previously served as a director from December 1995 to April 1999. Mr. Gutterman has been the Chief Financial Officer of Starpoint Solutions LLC, a company providing IT staffing and solutions, since 1999, prior to which he was a partner in the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Gutterman is a Certified Public Accountant.

Robert B. Machinist was appointed a director in August 2004. Mr. Machinist is currently a managing partner of M Capital, LLC, a private equity investment firm in Rye, New York. He also runs a private family investment company. From November 1998 until December 2001, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. From 1986 through November 1998, Mr. Machinist was president and one of the principal founders of Patricof & Co. Capital Corp. (and its successor companies), a multinational investment banking business. Mr. Machinist is also a director of Dobi Medical International, Inc., a publicly-held development stage company in the business of advanced medical technology imaging.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are Messrs. Burstein, Gutterman and Machinist. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Committees of the Board of Directors

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. The functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent accountants, review the audit plan and results of the audit engagement, review the independence of the auditors and review the adequacy of our system of internal accounting controls. The current members of the Audit Committee are Messrs. Gutterman, Burstein and Machinist, and the Board has determined that they are each “independent” (as that term is defined under the applicable rules of the Nasdaq Stock Market), and are each able to read and understand fundamental financial statements. Mr. Gutterman is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Securities Act of 1933, as amended (the “Act”), and NASD Rule 4350(d)(2). He is further “independent,” as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under the applicable rules of the Nasdaq Stock Market. Our Board adopted a written charter for the Audit Committee (a copy of which can be found on our website, www.traffixinc.com), and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis.

Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our Employee Stock Option Plans. Messrs. Burstein (Chairman) and Gutterman are the current members of the Compensation Committee. The Compensation Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.traffixinc.com. The Board has determined that each of the current members of the Compensation Committee are “independent,” as defined under the applicable rules of the Nasdaq Stock Market. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our board of directors, including those recommended by our stockholders. Messrs. Machinist (Chairman), Burstein and Gutterman are the current members of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.traffixinc.com. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the appropriate time frame. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Corporate Governance and Nominating Committee.

Code of Ethics

We have a Code of Ethics that applies to all our employees, officers and directors. Such code has been posted on our website, www.traffixinc.com. We will disclose when there have been waivers of, or amendments to, such Code as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. Two of our executive officers, Jeffrey L. Schwartz and Andrew Stollman, are also directors of our Company. Information with regard to such persons is set forth above under the heading “Nominees.”

The remaining executive officers are Mr. Daniel Harvey, Chief Financial Officer, and Mr. Richard Wentworth, Chief Operating Officer.

Mr. Harvey, age 49, has been our Chief Financial Officer since January 1997. He joined us in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.

Mr. Wentworth, age 57, has been our Chief Operating Officer since November 21, 2002. He initially joined us in 1998, and had served as our Vice President of Data Operations since January 2000. From November 1994 to 1999, Mr. Wentworth was the President and Chief Operating Officer of TIAC, a prominent New England based regional Internet Service Provider.

We have obtained “key man” life insurance in the amount of $500,000 and $1,000,000 on each of the lives of Jeffrey L. Schwartz and Andrew Stollman, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all Forms 3, 4 and 5 required to be filed during the fiscal year ended November 30, 2006 were done so on a timely basis.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From December 1, 2005 through November 30, 2006, the Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each met or acted without a meeting pursuant to unanimous written consent eight times, four times, four times and four times, respectively.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the then serving directors attended our 2006 Annual Stockholder Meeting.

Certain Relationships and Related Transactions

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass and Rhine LLP (“FKIWSBR”) provides general legal services to us in the ordinary course of business and litigation services in defense of actions arising from such business activities. Murray L. Skala, a partner in such firm, had been a member of our Board of Directors from inception to August 25, 2006, at which time he chose not to stand for re-election. FKIWSBR legal services are billed on an arms length basis. We incurred approximately $0.3 million in legal fees (exclusive of disbursements), as reduced by approximately $30,000 in settlement awards, from FKIWSBR during the year ended November 30, 2006. We incurred approximately $0.87 million in legal fees (exclusive of disbursements) from FKIWSBR during the year ended November 30, 2005, of which $0.70 million was expensed, and $0.17 was capitalized in the Hot Rocket acquisition. The $0.70 million of FKIWSBR expense was then reduced by $0.36 million, representing amounts recoverable from our insurance providers under the terms of their respective coverage provisions.

Pursuant to our Code of Ethics (a copy of which may be found on our website, www.traffixinc.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any Committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith

Legal Proceedings

We are subject to legal proceedings, lawsuits and other claims, brought by: (1) consumers of our products and services; (2) our clients; (3) consumers of our clients’ products and services; and (4) others bringing claims that arise in the normal course of our business. Legal proceedings are subject to numerous uncertainties rendering the prediction of their outcome difficult. As a result of such uncertainty, we are unable to estimate the ultimate outcome of any of the subsequently mentioned claims, and, accordingly, no provision for loss has been recorded. We believe that individually, and in the aggregate, the ultimate settlement of the subsequently mentioned claim(s) should not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

DADA USA INC. f/k/a DADAMobile Inc. v. Q121 Inc. d/b/a MXFOCUS and Banca Intesa SpA

In September 2006, DADA USA Inc. (“Dada”) filed this action in Supreme Court of the State of New York, New York County (Index No. 603365/06).

The action related to a marketing agreement between Dada and Q121 Inc., our subsidiary. Dada alleged, inter alia, that Q121 Inc. breached the agreement by using unapproved advertisements or failing to prevent sub-publishers from using approved ads in an unapproved manner or misappropriating confidential information or diverting customers; and that it engaged in unfair competition. The complaint sought damages in an amount which the plaintiff alleged it believed to be in excess of ten million dollars.

This matter has been settled and we have received a release from Dada; we made no payment to Dada as part of the settlement.

Simultaneously with this settlement, we also settled a claim we had asserted against the parent of Dada USA with respect to a separate marketing agreement (Q121, Inc. v. Dada Mobile S.p.A., U.S. District Court, Southern District of New York, No. 06 CV. 11342). Pursuant to that settlement, we received a payment of $350,000 and exchanged releases.

Hatton v. Prize America/Prize Distributors

In or about October 2005 Brandon Hatton filed a pro se action in the U.S. District Court, Middle District of Tennessee (No. 05 CV 00073) and was also granted permission to proceed in forma pauperis. The complaint, as amended, alleges that some time between June 2002 and July 2004 the plaintiff won a prize, that defendant failed to pay/deliver, and claims damages of $391 million.

In December, 2006 we learned that plaintiff had attempted to serve process; our counsel has made a special appearance and has moved to dismiss the action on jurisdictional grounds. That application is pending.

We believe that there is no merit to this claim and, in the event our application is denied, intend vigorously to defend the action.

Curtis J. Jackson/Shoot the Rapper Ads

In May 2007, representatives of the rapper Curtis J. Jackson (p/k/a 50 Cent) contacted us with respect to certain ads which they claimed used Mr. Jackson’s image without authority. We thereafter ceased using that copy and replaced it with a new one. Mr. Jackson's representatives have, however, again contacted us and claimed that the ads continue to run; they have advised that their client is willing to settle the matter for a payment of $500,000; and they have threatened to file a complaint in Supreme Court, New York County. We believe that there is no merit to the claim and, in the event it is not resolved amicably, we intend vigorously to defend against any complaint that may be filed.

Tactara LLC

In June 2007, Tactara LLC (“Tactara”) filed a complaint in the Superior Court of California, Los Angeles, alleging that we breached a service order agreement and seeking damages of $189,000 plus interest. Our contract with Tactara provides for arbitration; we have requested that the action be withdrawn; and counsel are currently working on a stipulation to stay the action. We believe that there is no merit to the claim and in the event Tactara commences arbitration, we intend vigorously to defend against it.

Executive Compensation

The following table sets forth the executive compensation paid during the three fiscal years ended November 30, 2006, 2005 and 2004 for (i) our Chief Executive Officer; (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) whose cash compensation for the fiscal year ended November 30, 2006 exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided under the above clause (ii) but for the fact that the individuals were not serving as executive officers at the end of the last completed fiscal year (the “Named Officers”)

	Annual Compensation Awards					Long Term Compensation Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards	Securities Under- lying Options (#)	Plan Payouts ($)	All Other Compensation ($)(1)
Jeffrey L. Schwartz Chairman and Chief Executive Officer	2006	$605,000	$106,758	—	—	60,000	—	$21,916
	2005	$605,000	$—	—	—	—	—	$20,779
	2004	$605,000	$—	—	—	185,000	—	$29,625
Andrew Stollman President and Secretary	2006	$544,500	$136,758	—	—	—	—	$20,552
	2005	$544,500	$30,000	—	—	—	—	$18,793
	2004	$544,500	$—	—	—	405,000	—	$22,928
Daniel Harvey Chief Financial Officer	2006	$223,000	$27,000	—	—	—	—	$12,000
	2005	$213,000	$24,000	—	—	40,000	—	$12,000
	2004	$208,667	$24,000	—	—	—	—	$9,000
Richard Wentworth Chief Operating Officer	2006	$216,000	$35,000	—	—	—	—	—
	2005	$213,539	$35,000	—	—	50,000	—	—
	2004	$200,000	$25,000	—	—	—	—	—

(1)	Consists of medical insurance reimbursements and auto allowance payments in the case of Messrs. Schwartz and Stollman, and auto allowance payments in the case of Mr. Harvey.

The following table sets forth certain information regarding the granting of options to the Named Officers during the fiscal year ended November 30, 2006.

Option Grants in Last Fiscal Year

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
Jeffrey L. Schwartz	60,000 (3)	75%	$5.44	03/09/2016	$205,272	$520,198

(1)	Options to purchase a total of 142,500 shares of Common Stock were granted to our employees and consultants, including the Named Officers, during the fiscal year ended November 30, 2006.
(2)	Based upon the closing price of the Common Stock, as listed by the Nasdaq National Market, on the date of grant of the respective options.
(3)	One-half (½) of these options became exercisable on each of the grant date and December 1, 2006.

The following table sets forth certain information regarding options exercised and exercisable during the fiscal year ended November 30, 2006 and the value of the options held as of November 30, 2006 by the Named Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Value

(a)	(b)		(c)
	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(1) ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey L. Schwartz	460,000	30,000	$398,500	—
Andrew Stollman	635,000	110,000	$358,650	—
Daniel Harvey	33,333	6,667	—	—
Richard Wentworth	76,666	8,334	$80,150	—

(1)	The product of (x) the difference between $5.26 (the closing price of our Common Stock at November 30, 2006, as reported by Nasdaq) and the exercise price of the unexercised options, multiplied by (y) the number of unexercised options.

Board Compensation

As a result of our policy to compensate non-employee directors for their services, our 2006 Employee Incentive Plan (the “Plan”) provides for an automatic one-time grant to all non-employee directors of options to purchase 25,000 shares of Common Stock and for additional automatic grants of 7,500 shares of restricted common stock on each December 1 that they are then serving in such capacity, which restricted shares vest quarterly thereafter. The exercise prices for all of such non-employee director options are the market value of the Common Stock on their date of grant.

Under the Plan, for each attended meeting of the Audit Committee, the Chairman receives $4,000 and each other member receives $2,000, and for each attended meeting of the Compensation Committee and the Nominating and Corporate Governance Committee, the Chairman receives $2,000 and each other member receives $1,000.

Employment Agreements

Jeffrey L. Schwartz

We entered into an employment agreement on March 10, 2006, effective as of December 1, 2005, with Jeffrey L. Schwartz (the “Schwartz Employment Agreement”), which expires on November 30, 2007; provided, however, that if our Pre-Tax Income (as defined in the Schwartz Employment Agreement) for the 21 months ending August 31, 2007 is at least $4.2 million, Mr. Schwartz has the right to extend the term to November 30, 2008 (provided he exercises that option no later than November 1, 2007).

Pursuant to the Schwartz Employment Agreement, (i) Mr. Schwartz is employed as our Chairman and Chief Executive Officer; (ii) Mr. Schwartz will be paid a base salary of $605,000 per annum; (iii) Mr. Schwartz will receive bonuses upon our Company’s achievement of certain pre-tax income milestones, as well as discretionary bonuses subject to approval of our Board of Directors; (iv) Mr. Schwartz was issued on March 10, 2006 a 10-year option to acquire 60,000 shares of our Common Stock at an exercise price of $5.44 per share, which option vested as follows:

(x) 30,000 shares vested immediately; and

(y) 30,000 shares vested on December 1, 2006;

(vi) we will pay for all expenses reasonably incurred by Mr. Schwartz in connection with the performance of his duties, including paying up to $25,000 per year towards the total per annum costs of an automobile; (vii) Mr. Schwartz agreed not to compete or engage in a business competitive with our business during the term of the Schwartz Employment Agreement and for a period of one year thereafter; (viii) if Mr. Schwartz’s employment is terminated other than as a result of a “For Cause Event” (as defined in the Schwartz Employment Agreement) or if he resigns for “Good Reason” (as defined in the Schwartz Employment Agreement), he will be entitled to receive additional compensation and other consideration, all as more fully described in the Schwartz Employment Agreement; and (ix) from and after September 2, 2006, Mr. Schwartz may terminate the Schwartz Employment Agreement, whereupon he will receive additional compensation and other consideration, as summarized below (and as more fully described in the Schwartz Employment Agreement).

The Schwartz Employment Agreement provides that, if the Schwartz Employment Agreement terminates due to the scheduled expiration of the term, or if Mr. Schwartz voluntarily terminates his employment after September 2, 2006, Mr. Schwartz will (i) in partial consideration for agreeing to assume consulting obligations for us (as set forth in clause (iii), below), be entitled to receive a one-time, lump-sum payment of $250,000; (ii) be entitled to receive those bonuses which he was otherwise entitled to receive for the last bonus period ending before the termination of the Schwartz Employment Agreement; (iii) become a consultant to our Company for a period of three years, for which he will be paid a consulting fee of $108,334 per annum; and (iv) be entitled to receive additional consideration and compensation, all as more fully described in the Schwartz Employment Agreement.

Andrew Stollman

We entered into an employment agreement, effective December 1, 2001, with Andrew Stollman, which agreement was orally amended on June 3, 2004 (the “First Amendment”). On May 10, 2005, the First Amendment was reduced to writing and we executed a second amendment to Mr. Stollman’s employment agreement (the “Second Amendment”). The employment agreement, as amended by the First Amendment and Second Amendment, expires on November 30, 2007 and further provides that Mr. Stollman (i) is employed as our President and Secretary; (ii) was paid for the fiscal year ended November 30, 2005, and will be paid for all fiscal years remaining under the term, $544,500 per annum; (iii) will receive bonuses upon our Company’s achievement of certain pre-tax income milestones and (as added by the Second Amendment) certain EBITDA (as defined) milestones, as well as discretionary bonuses subject to approval of our Board of Directors; (iv) upon the commencement of the agreement on December 1, 2001, was issued a ten-year option to acquire 105,000 shares of our Common Stock at an exercise price of $5.70 per share; (v) upon the execution of the First Amendment, was issued a ten-year option to acquire 405,000 shares of our Common Stock at an exercise price of $7.34 per share, which option vests as follows:

(a)	75,000 shares vested immediately;
(b)	110,000 shares vested upon the determination that we had Operating Cash Flow (as defined in the First Amendment) for Fiscal 2005 equal to or greater than $4.0 million;
(c)	110,000 shares vested upon the determination that we had Operating Cash Flow (as defined in the First Amendment) for Fiscal 2006 equal to or greater than $4.65 million; and
(d)	110,000 shares will vest if we have Operating Cash Flow for Fiscal 2007 equal to or greater than $5.29 million;

(vi) agreed not to compete or engage in a business competitive with our business during the term of the agreement and for a period of one year thereafter; (vii) if his employment is terminated other than as a result of a “For Cause Event” (as defined in the original 2001 employment agreement), will be entitled to receive additional compensation and other consideration, all as more fully described in the original 2001 employment agreement; and (viii) if his employment is terminated as a result of a “Change in Control” (as defined in the original 2001 employment agreement), will be entitled to receive a one-time payment in an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed hereto in their entirety as exhibits or are otherwise incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Messrs. Burstein and Gutterman are the members of our Compensation Committee. None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

Performance Graph

The graph and table below display the relative performance of out common stock, the Nasdaq U.S. Companies Index (the “Nasdaq-US”) and a peer group index, by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock, the Nasdaq-US and peer group index over the prior five completed fiscal years. The peer group index consists of those companies within SIC Code 7389. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100

Annual Return Percentage

	December 1, 2002	December 1, 2003	December 1, 2004	December 1, 2005	December 1, 2006
Traffix, Inc.	(50.26)	71.83	36.16	(11.75)	1.98
Nasdaq – US	(23.10)	33.25	7.51	7.27	9.78
Peer Group	(13.09)	46.40	40.82	(6.17)	5.72

Indexed Returns

	December 1, 2001	December 1, 2002	December 1, 2003	December 1, 2004	December 1, 2005	December 1, 2006
Traffix, Inc.	$100.00	$49.74	$85.47	$116.38	$102.71	$104.74
Nasdaq – US	$100.00	$76.90	$102.47	$110.17	$118.18	$129.74
Peer Group	$100.00	$89.63	$136.91	$187.82	$174.23	$184.19

COMPENSATION COMMITTEE REPORT

Executive Compensation Philosophy

Our Company’s executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of our Company, and thereby enhance stockholder value, by linking the financial interests of our executives with those of the stockholders. Under the guidance of the Board and this Compensation Committee, our Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

In applying this philosophy, we have established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of our Company, and (ii) reward executives for long-term strategic management and the enhancement of stockholder value by providing equity ownership in our Company. Through these objectives, we integrate our Company’s compensation programs with our annual and long-term strategic planning.

Executive Compensation Program

The Compensation Committee approves the executive compensation program on an annual basis, including specified levels of compensation for all executive officers. The executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

•	base salary and bonuses that are determined by an executive’s individual contributions and sustained performance within an established competitive salary range; and
•	incentive programs that reward executives when stockholder value is created through an increase in the market value of our Common Stock or through significant performance achievements that enhance the long-term success of our Company.

Each of these elements of compensation is discussed below.

Salary and Bonus. The salaries and bonuses of Messrs. Schwartz and Stollman are determined in accordance with the terms of their respective employment agreements (see “Employment Agreements”). The Compensation Committee determines (or recommends to the entire Board) on an annual basis salary and bonus levels for the remaining executive officers, Messrs. Harvey and Wentworth. In determining salary adjustments and annual grants of bonuses, the Compensation Committee considers individual performance and contributions to our Company.

Incentive Compensation. The incentive compensation program is primarily implemented through the grant of stock options and restricted stock. This program is intended to align executive interests with the long-term interests of stockholders by linking executive compensation with stockholder value enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in our Company. Stock options are granted at prevailing market rates and will only have value if our Company’s stock price increases in the future. Shares of restricted stock typically do not vest upon grant and may only be sold by the executive officers upon their remaining in the employ of the Company until such shares have vested.

The Compensation Committee determines (or recommends to the entire Board) the number of restricted shares or options to be issued based on individual accomplishments and contributions to our Company. The Compensation Committee also considers the number and value of shares of restricted stock and options held by each executive officer that will vest in the future. The options granted to executive officers are generally (i) granted pursuant to our 2006 Employee Incentive Plan; (ii) terminate between five to ten years after their date of grant; and (iii) vest over periods of two to five years. No shares of restricted stock have yet been issued to our executive officers.

Chief Executive Officer and President Compensation

The base salaries of Messrs. Schwartz and Stollman for Fiscal 2006 were determined in accordance with the terms of their respective employment agreements then in effect. The employment agreements provided that each of Messrs. Schwartz and Stollman were entitled to certain formula-based non-discretionary bonuses and also may have received discretionary bonuses as determined by the Board of Directors, again based upon the recommendations of the Compensation Committee.

The Compensation Committee evaluates the performance of Messrs. Schwartz and Stollman on an annual basis and reports its assessment to the outside members of the Board of Directors. The Compensation Committee’s assessment is based on a number of factors, including the achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; our Company’s position within the industry in which we compete, including market share; the overall economic climate; an executive’s individual contribution to our Company; and such other factors as the Compensation Committee may deem appropriate. In determining recommendations for any changes to Mr. Schwartz’ and Mr. Stollman’s compensation packages, including the granting of any discretionary bonuses, options or shares of restricted stock, or salary adjustments, the Compensation Committee considers these factors.

For Fiscal 2006, Messrs. Schwartz and Stollman were compensated for their services rendered, as follows: Mr. Schwartz earned a base salary of $605,000 and received a bonus of $106,758 and Mr. Stollman earned a base salary of $544,500 and received a bonus of $136,758. The foregoing salary and bonuses were non-discretionary and mandated by their respective employment agreements.

COMPENSATION COMMITTEE

Lawrence Burstein, Chairman
Mark Gutterman

REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

The Audit Committee has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended November 30, 2006; (ii) discussed with Goldstein Golub Kessler LLP, our Company’s independent auditors for the fiscal year ended November 30, 2006, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) considered whether the non-audit services provided by the independent auditors, if any, were compatible with maintaining the auditor’s independence; and (v) discussed with the auditors the auditors’ independence. The Audit Committee further approves our Company’s engagement of independent auditors prior to the rendering by such auditors of any audit or non-audit services.

Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2006 be included in our Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE

Mark Gutterman, Chairman
Lawrence Burstein
Robert B. Machinist

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of Goldstein Golub Kessler LLP, as our principal independent auditors for the fiscal year ending November 30, 2007, subject to ratification by our stockholders. Goldstein Golub Kessler LLP replaced Pricewaterhouse-Coopers, LLP as our independent auditors in March 2006. PricewaterhouseCoopers, LLP, and its predecessor, Coopers & Lybrand LLP, had served as our independent auditors since our inception. If the appointment of Goldstein Golub Kessler LLP is not ratified or if it declines to act or its engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Goldstein Golub Kessler LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been recently advised by Goldstein Golub Kessler LLP that through September 30, 2005, Goldstein Golub Kessler LLP had a continuing relationship with American Express Tax and Business Services, Inc., from which it leased auditing staff who were full-time, permanent employees of American Express Tax and Business Services, Inc. and through which its partners provided non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. Goldstein Golub Kessler LLP has no full-time employees and therefore none of the audit services performed were provided by full-time, permanent employees of Goldstein Golub Kessler LLP. Goldstein Golub Kessler LLP manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Fees

Before our principal accountant is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees billed us by Goldstein Golub Kessler LLP, our principal auditor since March 17, 2006, for services rendered thereby during the fiscal year ended November 30, 2006:

2006
Audit Fees	$239,540
Audit – Related Fees	$1,389
Tax Fees	$17,220
All Other Fees	$3,894

The following are the fees billed us by PricewaterhouseCoopers LLP, our predecessor auditor, for services rendered thereby during the fiscal years ended November 30, 2006 and 2005:

	2006	2005
Audit Fees	$1,000	$404,000
Audit – Related Fees	$2,500	$4,000
Tax Fees	$7,780	$50,604
All Other Fees	$92,650	$76,500

Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that are normally provided by the auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. Included in such Audit Related Fees were fees incurred in connection with the auditors' review of financial information included in our filed registration statements.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees incurred for tax planning services and state and local tax advice.

All Other Fees consist of the aggregate fees billed for products and services provided by the auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Our Audit Committee has considered whether the provisions of the non-audit services described above is compatible with maintaining our auditor’s independence and determined that such services are appropriate.

The Audit Committee does not formally approve specific amounts to be spent on non-audit related services which in the aggregate do not exceed amounts to be spent on audit related services. In determining the reasonableness of audit fees, the Audit Committee considers historical amounts paid and the scope of services to be performed.

Retention of New Independent Auditors

On March 20, 2006, we announced in a Current Report on Form 8-K that, on March 16, 2006, we had dismissed PricewaterhouseCoopers, LLP as our independent auditors and replaced them on March 17, 2006 with Goldstein Golub Kessler LLP. We further announced as follows:

1.	The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the years ended November 30, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
2.	Our Audit Committee participated in and approved the decision to change independent registered public accounting firms.
3.	During the years ended November 30, 2005 and 2004 and through March 16, 2006, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference thereto in connection with its report on the financial statements for such years.
4.	During the years ended November 30, 2005 and 2004 and through March 16, 2006, there had been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
5.	During the two most recent fiscal years and through March 17, 2006, we had not consulted with Goldstein Golub Kessler LLP regarding any of the following:
(i)	The application of accounting principles to a specific transaction, either completed or proposed;
(ii)	The type of audit opinion that might be rendered on our consolidated financial statements, and none of the following was provided to us: (a) a written report, or (b) oral advice that Goldstein Golub Kessler LLP concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue;
(iii)	Any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K; or
(iv)	Any matter that was a reportable event, as that item is defined in Item 304(a)(1)(v) of Regulation S-K.

We had further included as an exhibit to the Current Report on Form 8-K a letter from PricewaterhouseCoopers LLP addressed to the Securities and Exchange Commission that it agreed with the statements concerning it in such Form 8-K.

BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing two proposals is in our best interests and in the best interests of our stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

2008 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in the proxy statement and proxy for our 2008 Annual Meeting of Stockholders at our executive offices on or before March 21, 2008. Any other proposal that a stockholder intends to present at that Meeting may be deemed untimely unless we will have received written notice of such proposal on or before June 5, 2008. Stockholders should send proposals and notices addressed to Traffix, Inc., One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965, Attention: Andrew Stollman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 2006, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to: Traffix, Inc., One Blue Hill Plaza, Pearl River, New York 10965, Attn.: Daniel Harvey, Chief Financial Officer.

By Order of the Board of Directors

Andrew Stollman
Secretary

July 20, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL
MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO
COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE
ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY,
EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

TRAFFIX, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRAFFIX, INC.

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 28, 2007

FOLD AND DETACH HERE

PROXY

TRAFFIX, INC.

Know all men by these presents, that the undersigned hereby constitutes and appoints Jeffrey L. Schwartz and Andrew Stollman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Traffix, Inc., standing in the name of the undersigned at the close of business on July 16, 2007, at the Annual Meeting of Stockholders of the Company to be held on August 28, 2007 at the Company’s Executive Offices, One Blue Hill Plaza, Pearl River, New York, 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows:

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:   ☒

1.	Election of Directors.

NOMINEES ARE:

Jeffrey L. Schwartz	☐
Andrew Stollman	☐
Robert Machinist	☐
Lawrence Burstein	☐
Mark Gutterman	☐

☐ FOR	☐ AGAINST	(SEE INSTRUCTION BELOW)

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Approval of appointment of Goldstein Golub Kessler LLP as the Company’s auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

FOLD AND DETACH HERE

4.	In their discretion upon such other measures as may properly come before the meeting, hereby ratiyfing and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above.

Number of shares owned by undersigned

Signature(s)	Date
Signature(s)	Date

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.